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                                                                   Exhibit 10.6



                      -----------------------------------

                          SECOND AMENDED AND RESTATED

                      LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                             barnesandnoble.com llc

                      Effective as of ____________, 1999

                      ------------------------------------

                          SECOND AMENDED AND RESTATED
                      LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                             barnesandnoble.com llc

         THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the "Agreement") of barnesandnoble.com llc, a Delaware limited liability company (the "Company"), is made and entered into, effective as of _____________, 1999, by and among Barnes & Noble, Inc., a corporation organized and existing under the laws of Delaware, with its principal place of business at 122 Fifth Avenue, New York, New York 10011 ("BN"), B&N.com Holding Corp., a corporation organized and existing under the laws of Delaware, with its principal place of business at 122 Fifth Avenue, New York, New York 10011 ("BN Holding"), barnesandnoble.com inc., a corporation organized and existing under the laws of Delaware, with its principal place of business at 76 Ninth Avenue, New York, New York 10011 (the "Public Corp."), Bertelsmann AG, an Aktiengesellschaft organized and existing under the laws of Germany, with its principal place of business at Carl-Bertelsmann-Strasse 270, 33311 Gutersloh, Germany ("BAG") and BOL.US Online, Inc., a corporation organized and existing under the laws of Delaware, with its principal place of business at 1540 Broadway, New York, New York 10036 ("USO").

         WHEREAS, the Company was formed as a limited liability company pursuant to the Delaware Limited Liability Company Law (6 Del. C. ss. 18-101, et seq., as it may be amended from time to time, or any successor statute (the "LLCL")) by the filing of a Certificate of Formation with the Office of the Secretary of State of the State of Delaware on October 27, 1998;

         WHEREAS, the parties entered into an Amended and Restated Limited Liability Company Agreement (the "Amended Agreement"), dated as of October 31, 1998, to provide for the admission of USO as a Member and to establish the respective rights and obligations of BN Holding and USO with respect to the Company; and

         WHEREAS, the parties hereto desire to amend and restate the Amended Agreement to reflect the addition of the Public Corp. as a Member and the sole Manager of the LLC pursuant to the terms and conditions hereof.

         NOW, THEREFORE, in consideration of the conditions and provisions contained herein, the parties hereby agree as follows:

ARTICLE I.        DEFINITIONS

         Section 1.1 DEFINITIONS. The following terms shall, for the purposes of this Agreement and the Schedules and Exhibits hereto, have the following meanings (terms defined in the singular or the plural include the plural or the singular, as the case may be):

         "Affiliate" of any Person shall mean any other Person that, directly or indirectly, controls, is under common control with or is controlled by that Person. For purposes of this definition, "control" (including, with its correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. In the case of BOL, the term "Affiliates" shall include all Persons in which BOL directly or indirectly owns an equity interest to the extent such Person operates under the name BOL (or a derivative thereof) provided that no Restricted Transferee owns any equity interest therein.

         "Bankruptcy" of a Member shall mean (a) the filing by a Member of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code (or corresponding provisions of future laws) or any other federal, foreign or state insolvency law, or a Member's filing of an answer consenting to or acquiescing in any such petition; (b) the making by a Member of any assignment for the benefit of its creditors or the admission by a Member in writing of its inability to pay its debts as they mature; or (c) the expiration of 60 days after the filing of an involuntary petition under Title 11 of the United States Code (or corresponding provisions of future laws), seeking an application for the appointment of a receiver for the assets of a Member, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal, foreign or state insolvency law, provided that the same shall not have been vacated, set aside or stayed within such 60-day period.

         "BN College" shall mean Barnes & Noble College Bookstores, Inc., a New York corporation, and any successor thereto.

         "BN Directors" shall mean, collectively, the Class B Directors as defined in the Certificate of Incorporation.

         "BOL" shall mean BOL.Global, Inc., a corporation organized under the laws of Delaware.

         "Book Clubs" shall mean the business commonly known as "book clubs," "negative option mail-order" and "positive option mail-order" and similar operations, which offer access to a customary and limited number of titles, to which access is made available to the consumers by any means including through Websites. For the avoidance of doubt, reference to such clubs or mail order or similar operations shall include the business of acquiring customers by direct-toconsumer methods and of selling and distributing such products by direct marketing to customers who selected such products which were offered at regular intervals or as special offers irrespective of the manner by which customers are solicited or acquired.

         "By-laws" shall mean the By-laws of the Public Corp.

         "Business" shall mean sale, through one or more Websites, of books to consumers (regardless of the form in which such books are delivered and regardless of whether the form of delivery is now known or hereafter devised), as well as videos, magazines, software or music. For the sake of clarity, all other activities which do not directly involve consumers, as well as the following, are excluded from the definition of "Business":

                  1. the retail sale of books through traditional retail stores;

                  2.       sale of college textbooks through Websites;

                  3. Book Clubs regardless of the medium or means (whether now known or hereafter devised, including through Websites) through which access to such Book Clubs is made available to consumers;

                  4.       mail-order operations; and

                  5.       wholesale distribution of books.

         "Business Day" shall mean any day, other than a Saturday or Sunday, on which federally chartered banks in the United States are open for business.

         "Certificate of Formation" shall mean the Certificate of Formation of the Company filed on October 27, 1998 with the Secretary of State of the State of Delaware pursuant to the LLCL.

         "Certificate of Incorporation" shall mean the Amended and Restated Certificate of Incorporation of the Public Corp. as filed on ___________, 1999 with the Secretary of State of the State of Delaware pursuant to the Delaware General Corporation Law.

         "Class A Common Stock" shall mean Class A Common Stock of the Public Corp.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, or any corresponding provisions of succeeding law.

         "Company" shall have the meaning given to that term in the first paragraph of this Agreement.

         "Distributable Cash" shall mean the excess of the Company's positive cash flow on a consolidated basis (excluding any consolidation with any stockholder of the Public Corp.) over the Company's consolidated working capital needs as determined in U.S. dollars in accordance with GAAP. The Company's positive cash flow on a consolidated basis shall mean the excess of consolidated cash receipts (excluding the proceeds of any borrowing by the Company or any subsidiary thereof) over consolidated cash disbursements for any given period. The Company's working capital needs shall be determined in good faith by the Manager and shall include, but not be limited to, reasonable reserves for current and future operating expenses, debt service, business expansion and acquisitions, contingencies and emergencies.

         "Depreciation" shall mean for any fiscal year or portion thereof of the Company, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such period for federal income tax purposes, except that (1) with respect to any asset whose Gross Asset Value differs from its adjusted tax basis for federal income tax purposes and which difference is being eliminated by the remedial allocation method of Treasury Regulation Section 1.704-3(d), Depreciation shall be the amount of book basis recovered under the rules of such Section, and (2) with respect to any asset whose Gross Asset Value differs from its adjusted basis for federal income tax purposes at the beginning of such period, Depreciation shall be an amount that bears the same relationship to such beginning Gross Asset Value as the depreciation, amortization or cost recovery deduction in such period for federal income tax purposes bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Manager.

         "Encumbrance" shall mean any mortgage, pledge, security interest, lien, restriction on use or transfer, other than those imposed by law, voting agreement, adverse claim or encumbrance or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of, or any agreement to give, any financing statement under the Uniform Commercial Code or similar law of any jurisdiction.

         "English Language Books" shall mean books published in the English language.

         "Fiscal Year" of the Company shall mean the twelve (12) month period ending on December 31st.

         "Foreign Language Books" shall mean books published in a language other than English.

         "GAAP" shall mean generally accepted accounting principles as in effect from time to time, consistently applied, with respect to the jurisdiction to which it refers.

         "Governmental Body" shall mean any domestic or foreign national, state or municipal or other local government or multi-national body (including, but not limited to, the European Union), any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory authority thereunder and any corporation, partnership or other entity directly or indirectly owned by or subject to the control of any of the foregoing.

         "Gross Asset Value" shall mean, with respect to any Company asset, such asset's adjusted basis for federal income tax purposes, except as follows:

                           (i) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Manager in accordance with
         Section 3.1(d) of the By-laws;

                           (ii) The Gross Asset Value of the Company assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as determined by the Manager, as of the following times: (x) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (y) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company; and (z) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (x) and (y) above shall be made only if the Manager reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

                           (iii) The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as determined by the Manager; and

                           (iv) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations
         Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (iv) to the extent the Manager determines that an adjustment pursuant to paragraph
         (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraphs (i), (ii) or (iv) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.

         "Incentive Plan" shall mean the 1999 Incentive Plan of the Public Corp. or any other incentive plan adopted by the Public Corp. in accordance with the approval procedures set forth in the Certificate of Incorporation or By-laws.

         "Manager" shall mean the Public Corp. or any successor thereto.

         "Member" shall mean, at any time, BN Holding, USO and the Public Corp. if, at such time, they own Membership Units in the Company and any Person who at such time owns Membership Units in the Company.

         "Member-Funded Debt" shall mean any non-recourse debt of the Company which is loaned or guaranteed by any Member and/or is treated as "partner non-recourse debt" under Section 1.704-2(b)(4) of the Treasury Regulations.

         "Membership Unit" shall mean the unit representing a Member's interest in the Company, including such Member's (i) ownership interest in the Company,
(ii) right to share in any Net Profits, Net Losses and any distributions of the Company, and (iii) right, if any, to participate in the management of the Company or any other decision of the Members pursuant to this Agreement.

         "Minimum Gain" shall mean an amount equal to the excess of the principal amount of debt, for which no Member is liable ("non-recourse debt"), secured by any property of the Company over the adjusted basis of such Property which represents the minimum taxable gain which would be recognized by the Company if the non-recourse debt were foreclosed upon and the property were transferred to the creditor in satisfaction thereof, and which is referred to as "minimum gain" in Section 1.704-2(b)(2) of the Treasury Regulations. A Member's share of Minimum Gain shall be determined pursuant to the above-cited Treasury Regulations.

         "Name License Agreements" shall mean each of the agreements between the Company and BOL and between the Company and BN College relating to the right to use the trade names, trademarks and domain names associated with BOL and "Barnes and Noble," respectively.

         "Net Profits" and "Net Losses" shall mean the net income or net loss of the Company (including capital gains and losses) as determined in accordance with the accounting methods followed by the Company for federal income tax purposes including income exempt from tax and described in Code Section 705(a)(1)(B) and treating as deductions items of expenditure described in, or under Treasury Regulations deemed described in, Code Section 705(a)(2)(B). For purposes of computing Net Profits and Net Losses, gain or loss resulting from the disposition of property, which gain or loss is recognized for federal income tax purposes, shall be computed by reference to the Gross Asset Value of such property rather than its adjusted tax basis. In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss for federal income tax purposes, there shall be taken into account Depreciation. In addition: (i) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Net Profit or Net Losses; and (ii) Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to sections 5.4(f), (g), (h), (i), (j), and (k) hereof shall not be taken into account for purposes of computing Net Profits or Net Losses. The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to sections 5.4(f), (g), (h), (i), (j), and (k) hereof shall be determined by applying rules analogous to those set forth in this definition of "Net Profits" and "Net Losses."

         "Percentage Interest" shall mean a Member's aggregate economic percentage interest in the Company as determined by dividing the number of Membership Units owned by such

Member by the number of Membership Units then owned by all Members.
The Percentage Interests of the Members as of the effective date of this Agreement are set forth on Schedule I.

         "Permitted Encumbrances" shall mean as of a particular date (i) Encumbrances reflected in the financial statements of the Company (including purchase money liens which are not overdue as of a particular date or which are being contested in good faith), (ii) Encumbrances arising out of contracts entered into in the ordinary course of the Business, (iii) mechanics', materialmen's or similar inchoate liens relating to liabilities not yet due and payable and (iv) liens for current taxes not yet delinquent, to the extent the validity thereof is being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing foreclosure or enforcement of such liens and where adequate reserves are established and maintained in accordance with GAAP.

         "Person" shall mean an individual, sole proprietorship, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, mutual company, joint stock company, estate, union, employee organization, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or a Governmental Body.

         "Prime Rate" for any period shall mean the interest rate for such period as announced by Citibank N.A. (or its successors) at its principal office in New York City as its base rate for loans.

         "Restricted Member" shall mean USO and BN Holding.

         "Restricted Transferee" shall mean amazon.com, inc., Borders Group, Inc., America Online, Inc. ("AOL"), Microsoft, Inc. or Yahoo, Inc. or any of their respective Affiliates.

         "Services Agreements" shall mean the Amended and Restated Services Agreement, dated as of October 31, 1998, by and between the Company and BN, and the Amended and Restated Services Agreement, dated as of October 31, 1998, by and between the Company and Marboro Books Corp., a New York corporation and a wholly owned subsidiary of BN.

         "Software Licenses" shall mean the Technology Sharing and License Agreement between the Company and BOL, dated as of October 31, 1998, relating to the exploitation of software owned by the Company, the Technology Sharing and License Agreement between the Company and BOL, dated as of October 31, 1998, relating to the exploitation of software owned by BOL, and the Amended and Restated Database and Software License Agreement between BN and the Company, dated as of October 31, 1998, relating to the exploitation of software owned by BN.

         "Supply Agreement" shall mean the Supply Agreement, dated as of October 31, 1998, between BN and the Company, as amended.

         "Tax Year" shall mean the twelve (12) month period ending on June
30th.

         "Transfer" shall mean, whether directly or indirectly by merger, operation of law or otherwise, any sale, assignment, conveyance, transfer, donation or any other means to dispose of, or pledge, hypothecate or otherwise encumber in any manner whatsoever, or permit or suffer any Encumbrance of any interest in the Company (whether profits, management or Percentage Interest).

         "Treasury Regulations" means the regulations promulgated by the U.S. Department of the Treasury under the Code.

         "USO Directors" shall mean, collectively, the Class C Directors as defined in the Certificate of Incorporation.

         "Website" shall mean any interactive site or area, including any interactive site or area located on the World Wide Web portion of the Internet or on any commercial service or network (including services such as AOL), which is accessed via the use of any protocols, standards or platforms (including Internet or Internet derivative protocols, standards and platforms) for remote access by narrowband or broadband telecommunications, including POTS, ISDN, cable, fiber optics and hybrid CD-ROM, regardless of whether access to such site or area is secured through cable, telephone, satellite or otherwise and regardless of whether the same is received or operated in conjunction with a personal computer or television, together with any successor into which any of the foregoing may evolve.

         Section 1.2 USAGE GENERALLY; INTERPRETATION. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections and Schedules shall be deemed to be references to Articles, Sections and Schedules of this Agreement unless the context otherwise requires. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Except to the extent a provision of this Agreement expressly incorporates federal income tax rules by reference to sections of the Code or Treasury Regulations or is expressly prohibited or ineffective under the LLCL, this Agreement shall govern, even when inconsistent with, or different from, the provisions of the LLCL or any other law or rule. To the extent any provision of this Agreement is prohibited or ineffective under the LLCL, this Agreement shall be deemed to be amended to the least extent necessary in order to make this Agreement effective under the LLCL. In the event the LLCL is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.


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

ARTICLE II.       ORGANIZATIONAL AND OTHER MATTERS; MEMBERSHIP

         Section 2.1 FORMATION; ADMISSION. The Company was formed as a limited liability company under the provisions of the LLCL by the filing on October 27, 1998 of the Certificate of Formation with the Secretary of State of the State of Delaware. Each of the Persons listed on Schedule I, by virtue of the execution of this Agreement, are Members of the Company. The rights and liabilities of the Members shall be as provided in the LLCL, except as is otherwise expressly provided herein. This Agreement hereby amends and restates the Amended Agreement in its entirety.

         Section 2.2 NAME. The name of the Company shall be, and the business of the Company shall be conducted under the name of, barnesandnoble.com llc.

         Section 2.3       BUSINESS PURPOSE/OPERATION.

                  (a) The purpose of the Company is to engage in the Business and/or such other businesses as determined by the Manager in accordance with Sections 3.1 and 4.1 of the By-laws.

                  (b) The Company shall operate one or more Websites for the purpose of selling English Language Books.

                  (c) The Websites operated by BOL and its Affiliates shall allow access to customers of the Company who wish to order Foreign Language Books, and the Websites operated by the Company shall promote (in a manner approved by the Manager) the availability of Foreign Language Books which shall be accessed through "hot links", pointers and key word indexes which transport the customers to one or more Websites operated by BOL or its Affiliates. BOL and its Affiliates shall be the exclusive Website to which customers of the Company shall be allowed access with respect to the Business through any form of links, pointers or key words for purposes of ordering Foreign Language Books (to the extent that BOL is capable of servicing such orders), except as may be limited by reason of applicable laws or agreements relating to sale and distribution of books in the country to which shipment will be made. If BOL or any of its Affiliates is unable to provide a certain Foreign Language Book, the Company may provide access to third-party Websites ("Alternative Site") which offers books in such language provided that the Company shall discontinue access to such Alternative Site, and resume BOL's exclusive Website promotion and access for such Foreign Language Book, at such time as BOL offers books in such foreign language. In the event that BOL expands to offer music, videos, magazines or software in languages other than English in the future, the Company may offer access to such Websites operated by BOL or its Affiliates in the same manner as available with respect to books. Nothing herein shall obligate BMG Music, a New York partnership, of which Bertelsmann Music Group, Inc. and Ariola Eurodisc, Inc. are the partners or any other Person owned directly or indirectly by BAG which is engaged in the music business (collectively, "BMG") to conduct business with BOL, the Company or in any manner whatsoever affect the conduct of business by BMG through a Website.

         (d) The Websites operated by the Company shall allow access to customers of BOL and its Affiliates who wish to order English Language Books, and the Websites operated by BOL and its Affiliates shall promote (in a manner approved by the Manager and the applicable boards of directors of BOL and its Affiliates) the availability of English Language Books which shall be accessed through "hot links", pointers and key word indexes which transport the customers to one or more Websites operated by the Company. The Company shall be the exclusive Website to which customers of BOL and its Affiliates shall be allowed access with respect to the Business through any form of links, pointers or key words for purposes of ordering English Language Books, except as provided in Sections 2.3(e), 7.5(a), 7.5(c)(vii) and 7.5(c)(viii) and as may be limited by reason of applicable laws or agreements relating to sale and distribution of books in the country to which shipment will be made. In the event that the Company expands to offer music, videos, magazines or software in the English language in the future, BOL may offer access to such Websites operated by the Company in the same manner as available with respect to books. Nothing herein shall obligate BMG to conduct business with BOL, the Company or in any manner whatsoever affect the conduct of business by BMG through a Website.


                  (e) Notwithstanding the foregoing, the parties hereto will work together, in good faith, so that each BOL Website (other than BOL.UK, BOL.Australia and BOL.New Zealand) shall offer its customers access to English Language Books through two equal sized buttons, one of which shall access, in each such BOL Website's discretion, BOL.UK, BOL.Australia or BOL.New Zealand, respectively, and one of which shall access the Company. In the case of each of BOL.UK, BOL.Australia and BOL.New Zealand, there will be a button for barnesandnoble.com of equal size as each such Website. The obligation to access the Company through an equal-sized button shall not in any manner restrict or affect the business that may be conducted by such BOL entities, except as expressly set forth in Section 7.5.

                  (f) Orders for English Language Books placed by customers of BOL or its Affiliates who enter Websites operated by BOL or its Affiliates will be filled by the Company.

                  (g) Orders for Foreign Language Books placed by customers of the Company who enter Websites operated by the Company will be filled by BOL or its Affiliates.

                  (h) BN or its Affiliates will provide services for the benefit of the Company pursuant to the Services Agreements and the Supply Agreement.

                  (i) In order to minimize confusion and maximize name recognition, the Company shall agree with BOL on cobranding of trademarks and trade names which will be used by the Company, BOL and its Affiliates, including identifying an affiliation or a relationship between the Company and BOL on the first screen and/or home page and for purposes of "bridging screens", assuring seamless order processing and avoiding confusion to the public.

                  (j) Any party may engage in any activity relating to development and exploitation of content, regardless of the medium which is used (i.e. traditional media or Websites), except that actual sale of books on Websites will be permitted only as set forth in this Section 2.3 and Sections 7.5, 7.6 and 7.7.

                  (k) Nothing herein shall affect the right of any party, or of BN, BAG or any of their respective Affiliates, to engage in any other business, including sale in any manner whatsoever (including through Websites) of music, videos, software, magazines or any other product other than books through Websites, except as provided in Section 2.3(a) relating to Book Clubs.

                  (l) Notwithstanding anything to the contrary contained herein or in any of the agreements referred to in this Agreement, BN shall not commingle any of its (or any of its Affiliates') funds with the funds which it (or any of its Affiliates) collects on behalf of the Company.

                  (m) With respect to all existing agreements to which BN (or any of its Affiliates) is the contracting party for the sole benefit of the Company, and which are renewed or extended during the term of this Agreement, the Company shall use its good faith efforts to substitute itself in place of BN (or its applicable Affiliate) as a party to, and the sole obligor under, such agreements.

                  (n) BN Holding, USO and the Public Corp. are fully aware of, have been advised and agree that each of BN Holding, USO and their respective Affiliates are engaged in, and may, in the future, conduct activities, which are directly or indirectly competitive with the Company without any benefit to the Company or its Members, except to the extent explicitly set forth in this Agreement. Each party hereby consents to such activity and agrees that such conduct or competition will not, in and of itself, constitute any breach of corporate or partnership opportunity, breach of fiduciary responsibility, conflict of interest, or otherwise, or impose any obligation on BN Holding or USO or their Affiliates.

                  (o) The parties acknowledge that BAG and BN or their Affiliates may, as a result of receipt of or exposure to confidential information, increase or enhance the knowledge and experience retained in the unaided memories of each of their directors, officers, employees or contractors. Notwithstanding anything to the contrary in this Agreement, BAG and BN and their respective Affiliates and their respective directors, employees, agents or contractors may use and disclose such residual information (as defined below) in their respective businesses or for any purpose whatsoever, including the design, development, manufacture, marketing, sale, licensing, distribution and maintenance of the products and services of such Member and its Affiliates; provided that: (i) such Member and its Affiliates (and their respective directors, employees, agents or contractors) have not (x) intentionally memorized the confidential information so as to reduce it to an intangible form for the purpose of creating residual information or using same, or (y) avoided their obligation to maintain the confidentiality of confidential information by having a person commit such information to memory so as to reduce it to an intangible form; and (ii) such right shall not represent a license under any patents, copyrights or maskwork rights. Notwithstanding anything to the contrary in this Agreement or any other agreement between the parties which is referenced herein or in any information or documents disclosed hereunder, the receipt by a Member or its Affiliate of confidential information shall not create any obligation in any way limiting or restricting the assignment and/or reassignment of such Member's (or its Affiliate's) employees within such Member and its Affiliates. The term "residual information" shall mean the ideas, concepts, know-how, methods, techniques, and other information in nontangible form which may be retained in unaided memory by those directors, officers, employees or contractors who have had access to confidential information.

           Section 2.4 OFFICES. The Company's principal office shall be located at 76 Ninth Avenue, 11th Floor, New York, New York 10011. The Company may have other offices at such other places within or without the State of New York as the Manager from time to time may select.

         Section 2.5 TERM. The Company commenced on the date of the filing of the Certificate of Formation, and the term of the Company shall continue until the close of business on January 31, 2075, subject to extension under Section 9.1(a), or until the earlier dissolution of the Company in accordance with the provisions of ARTICLE IX or as otherwise provided by law.

           Section 2.6 MEMBERS. The Members of the Company as of the date of this Agreement are BN Holding, USO and the Public Corp. Subject to the prior written consent of all Members, a new Person may be admitted from time to time as a Member; provided, however, that each such new Member shall execute an appropriate supplement to this Agreement pursuant to which the new Member agrees to be bound by the terms and conditions of this Agreement, as it may be amended from time to time. Admission of a new Member shall not be cause for the dissolution of the Company.

           Section 2.7 PLACE OF MEMBERS' MEETINGS. Meetings of the Members (each, a "Members' Meeting") shall be held at the principal office of the Company, or at such other place as the Members shall mutually agree.

           Section 2.8 MEETINGS. A Members' Meeting may be called by any Member for any matter which is appropriate for consideration thereat. Members' Meetings shall be held from time to time, but no fewer than once in each calendar year. Meetings shall be chaired by the Chairman of the Company, and the Secretary of the Meeting shall be appointed by the Chairman.

           Section 2.9 TELEPHONIC MEETINGS. Members' Meetings may be held through the use of conference telephone or similar communications equipment so long as all Persons participating in such Members' Meetings can hear one another at the time of such Members' Meeting. Participation in a Members' Meeting via conference telephone or similar communications equipment in accordance with the preceding sentence constitutes presence in person at the Members' Meeting.

           Section 2.10 NOTICE OF MEETINGS. Written notice of each Members' Meeting shall state the place, date and hour of such Members' Meeting, and the general nature of the business to be transacted. Notice shall be given in the manner prescribed in Section 11.2 not fewer than ten (10) days nor more than sixty (60) days before the date thereof.

           Section 2.11 WAIVERS. Notice of a Members' Meeting need not be given to any Member who signs a waiver of notice, in person or by proxy, whether before or after the

Members' Meeting. The attendance of any Member at a Members' Meeting, in person or by proxy, without protesting prior to the conclusion of such Members' Meeting the lack of notice of such Members' Meeting, shall constitute a waiver of notice by such Member, provided that such Member has been given an adequate opportunity at the meeting to protest such lack of notice.

           Section 2.12 QUORUM. Members holding a majority of the Membership Units shall constitute a quorum at a Members' Meeting for the transaction of any business; provided, however, that in order to constitute a quorum, each of such Members must be represented in person or by proxy. Holders of a majority of such Membership Units present may adjourn the Members' Meeting, whether or not a quorum is present. An adjournment may include notice of the date, hour and place that the Members shall reconvene. Notice of the adjournment (with the new date, time and place) shall be given to all Members who were absent at the time of the adjournment and, unless such date, hour and place are announced at the Members' Meeting, to the other Members.

           Section 2.13 PROXIES. Every Member entitled to vote at a Members' Meeting may authorize another Person or Persons to act for it by proxy. Every proxy must be signed by the Member or his attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable in writing at the pleasure of the Member executing it.

           Section 2.14 VOTING POWER. Each Membership Unit shall be entitled to one (1) vote on all matters to be voted on by the Members.

           Section 2.15 WRITTEN CONSENT. Any action required or permitted to be taken at any Members' Meeting may be taken without a meeting if all Members consent thereto in writing. Any such written consents shall be filed with the minutes of the proceedings.


ARTICLE III.      MANAGER; POWERS

           Section 3.1     MANAGER

                  (a) The business, property and affairs of the Company shall be managed under the direction of the Manager.

                  (b) Without limiting the foregoing provisions of this Section 3.1, the Manager shall have the general power to manage or cause the management of the Company within the scope of the business purpose set forth in Section 2.3, including the following powers which may, subject to any limitations set forth in this Agreement (including those set forth in Sections 4.3 and 4.4), be delegated to the officers of the Company:

                           (i) to have developed and prepared a Business Plan
each year which will set forth the operating goals and plans for the Company;

                           (ii) to execute and deliver or to authorize the
execution and delivery of contracts, deeds, leases, licenses, instruments of transfer and other documents in the ordinary course of business on behalf of the Company;

                           (iii) to employ, retain, consult with and dismiss
such personnel as may be required for accomplishment of the business purpose set forth in Section 2.3;

                           (iv) to establish and enforce limits of authority
and internal controls with respect to all personnel and functions;

                           (v) to engage attorneys, consultants and accountants
for the Company;

                           (vi) to develop or cause to be developed accounting
procedures for the maintenance of the Company's books of account;

                           (vii)    to appoint auditors; and

                           (viii) to do all such other acts as shall be
specifically authorized in this Agreement or by the Members in writing from time to time.

         Section 3.2 COMPENSATION. The Manager shall not be entitled to compensation for services rendered to the Company in its capacity as Manager.


ARTICLE IV.       OFFICERS

         Section 4.1 OFFICERS. The officers of the Company (the "Officers") shall at all times be identical to the then officers of the Public Corp. Any changes in the officers of the Public Corp., whether by election, resignation, removal, death or otherwise, shall automatically and concurrently take effect with respect to the Officers of the Company. No Officer may resign unless such Officer concurrently resigns as an officer of the Public Corp. Any resignation by an Officer shall constitute such Officer's concurrent resignation from the Public Corp.

         Section 4.2 MANAGEMENT POLICIES. The Chief Executive Officer and other officers and employees of the Company shall develop and implement management policies consistent with the general policies and programs established by the Chairman of the Company and the Manager, as approved, in accordance with the By-laws, by its Board of Directors and, where required by the By-laws, the Special Committee (as defined in the By-laws).

ARTICLE V.        FINANCE AND CAPITAL

         Section 5.1 CAPITAL CONTRIBUTIONS. The Members have made, on or prior to the date hereof, capital contributions and have acquired the number of Membership Units as specified opposite their respective names on Schedule I.

         Section 5.2 ADDITIONAL CAPITAL CONTRIBUTIONS. Except as set forth in
Section 10.5, no Member shall be required or permitted to make additional capital contributions to the Company without the consent of all of the Members.

         Section 5.3 MEMBERS' CAPITAL ACCOUNTS. No Member shall have any right to withdraw any portion of its Capital Account, except as otherwise provided herein. For purposes hereof, "Capital Account" shall mean the separate capital account maintained for each Member in accordance with Treasury Regulations (as hereinafter defined) Section 1.704-1(b), as of any particular date. Each Member's initial Capital Account (as determined immediately after all of the events described in Section 5.1 hereof) is set forth on Schedule I, which initial Capital Accounts apply the principles of Treasury Regulation Section 1.704-1(b)(2)(iv)(d) and thereafter such Capital Accounts shall be adjusted as follows:

                  (a) The Capital Account of each Member shall be increased by:

                           (i) The amount of any Net Profits (and any items of
income or gain), allocated on or after the date hereof to such Member;

                           (ii) The amount, if any, of any Company liabilities
assumed by such Member or taken subject to or in connection with the distribution of property to such Member by the Company on or after the date hereof;

                           (iii) The amount of any cash contributed by the
Member to the Company; and

                           (iv) The fair market value of property contributed
to the Company by such Member on or after the date hereof.

                  (b) The Capital Account of each Member shall be decreased by:

                           (i) The amount of cash distributed to such Member by
the Company on or after the date hereof;

                           (ii) The amount of any Net Losses (and any items of
deduction or loss) allocated to such Member on or after the date hereof;

                           (iii) The fair market value of any property
distributed to such Member by the Company on or after the date hereof; and

                           (iv) The amount of any liabilities of such Member
assumed by the Company or taken subject to or in connection with the contribution of property by such Member to the Company on or after the date hereof.

         The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations under Section 704(b) of the Code and, to the extent not inconsistent with the provisions of this Agreement, shall be interpreted and applied in a manner consistent with such Treasury Regulations.

         Section 5.4     PROFITS/LOSSES.

                  (a)    Allocation of Income and Loss.

                           (i) Net Profits shall be allocated among the Members
in proportion to their Percentage Interests.

                           (ii) Net Losses shall be allocated among the Members
in proportion to their Percentage Interests.

                           (iii) Whenever a proportionate part of the Net
Profits or Net Losses is allocated to a Member, every item of income, gain, loss, deduction or credit entering into the computation of such Net Profits or Net Losses or arising from the transactions with respect to which such Net Profits or Net Losses were realized shall be credited or charged, as the case may be, to such Member in the same proportion; provided, however, that "recapture income", if any, shall be allocated to the Members who were allocated the corresponding depreciation deductions.

                           (iv) If any Member Transfers all or any portion of
its Membership Units during any Fiscal Year, Net Profits and Net Losses attributable to such transferred Membership Units for such Fiscal Year shall be apportioned between the transferor and the transferee or computed as to such Members on the basis of an interim closing of the books and records of the Company, provided in all events that any apportionment described above shall be permissible under the Code and applicable regulations thereunder.

                  (b) Tax credits, if any, shall be allocated among the Members in proportion to their Percentage Interests.

                  (c) When the Gross Asset Value of a Company asset differs from its basis for federal or other income tax purposes, solely for purposes of the relevant tax and not for purposes of computing Capital Account balances, income, gain, loss, deduction and credit with respect to such asset shall be allocated among the Members under the remedial allocation method under Treasury Regulation Section 1.704-3(d). The Members agree that, as of October 31, 1998, all such differences related to goodwill, and the corresponding remedial allocations shall be made ratably over a fifteen (15) year period.

                  (d) Determinations by the Members. All matters concerning the allocation of Net Profits and Net Losses (and items of income, gain, loss and deduction) among the Members, tax elections (except as may otherwise be required by the income tax laws) and accounting procedures not expressly and specifically provided by the terms of this Agreement, shall be determined in good faith by the Manager, and on a basis which is in conformity with the requirements imposed under Code Section 704 and the Treasury Regulations thereunder as equitably applied among the Members.

                  (e) Interest. Except for interest payable pursuant to Member loans permitted to be made hereunder, no interest shall be paid by the Company on capital contributions, balances in Member's Capital Accounts or any other funds contributed to the Company or distributed or distributable by the Company under this Agreement.

                  (f) Minimum Gain Chargeback. Notwithstanding any provision of
Section 5.4, if there is a net decrease in Minimum Gain during a Tax Year of the Company (including any Minimum Gain attributable to Member-Funded Debt), each Member at the end of such year shall be allocated, before any other allocations of Net Profits or Net Losses for such year, items of income and gain for such year (and, if necessary, subsequent years) in the amount and in the proportions described in Section 1.704-2(f) of the Treasury Regulations.

                  (g) Qualified Income Offset. Notwithstanding the allocations provided for in Section 5.4(a), (b), (c), (d) or (e), no allocation of an item of loss or deduction shall be made to a Member to the extent such allocation would cause or increase a deficit Capital Account balance in such Member's Capital Account as of the end of the Tax Year to which such allocation relates, after taking into account any adjustment, allocation or distribution described in Section l.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Treasury Regulations and such losses or deductions shall be allocated to other Members in accordance with the positive balances in such Members' capital accounts so as to allocate the maximum permissible losses or deductions to each Member under Treasury Regulation 1.704-1(b)(2)(ii)(d). If any such adjustment, allocation or distribution unexpectedly occurs, the Members shall be allocated items of income and gain in an amount and manner to eliminate any Capital Account deficit attributable to such adjustment, allocation or distribution as quickly as possible. For purposes of this Section 5.4(g), there shall be excluded from a Member's deficit Capital Account balance at the end of a Tax Year of the
Company: (x) such Member's share, determined in accordance with Section 704(b) of the Code and Section 1.704-2(g) of the Treasury Regulations, of Minimum Gain (provided that in the case of Minimum Gain attributable to Member-Funded Debt, such Minimum Gain shall be allocated only to the Member or Members to which such debt is attributable pursuant to Section 1.704-2(i) of the Treasury Regulations); (y) the amount of any loans (other than Member-Funded Debt) for which such Member is personally liable (whether as a result of a guarantee or otherwise); and (z) the amount such Member is obligated to restore to the Company under Section 1.704-l(b)(2)(ii) of the Treasury Regulations.


                  (h) Member-Funded Debt. Notwithstanding the allocations provided for in Section 5.4(a), (b), (c), (d) or (e), if there is a net increase in Minimum Gain during a Tax Year of the Company that is attributable to Member-Funded Debt then, first depreciation, to the extent the increase in such Minimum Gain is allocable to depreciable property, and then a proportionate part of other deductions and expenditures described in Section 705(a)(2)(B) of the Code, shall be allocated to the lending or guaranteeing Member, provided that, the total amount of deductions so allocated for any year shall not exceed the increase in Minimum Gain attributable to such Member-Funded Debt in such year.

                  (i) Regulatory Allocations. The allocations set forth in Sections 5.4(f), (g), (h) and (k) (the "Regulatory Allocations") are intended to comply with certain requirements of Section 1.704-1(b) of the Treasury Regulations. The Regulatory Allocations shall be taken into account in allocating other Net Profits and Net Losses and items of income, gain, loss and deduction so that, to the extent possible, the net amount of such other allocations and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not been made.

                  (j) Special Allocations. With respect to Company assets as of October 31, 1998 that are subject to Section 5.4(c), if the remedial allocation provisions of Section 5.4(c) or the provisions of Section 6.8(b) shall not apply in the manner contemplated by BN Holding and USO, then notwithstanding Section 5.4(a), Net Profits and Net Losses or items of income, gain, deduction or loss otherwise allocable to BN Holding and USO shall be allocated between BN Holding and USO so that the tax consequences are as nearly as possible identical to those tax consequences contemplated by BN Holding and USO.

                  (k) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining capital accounts, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be allocated to the Members in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(m).

         Section 5.5 BANKING; INVESTMENTS. All funds of the Company shall be deposited in such bank account or accounts, or invested, and withdrawals from any such bank account shall be made upon such signature or signatures, as shall be established and designated by the Manager, subject to any approval by the Special Committee required by the By-laws.

         Section 5.6     DISTRIBUTIONS.

                  (a) Except as otherwise required by law or as provided in this Agreement, no Member shall have any right to withdraw any portion of its Capital Account without the consent of all the other Members.

                  (b) The Company shall distribute Distributable Cash to each Member in proportion to such Member's Percentage Interest, at such times and in such amounts as the Manager shall determine.

                  (c) Notwithstanding the foregoing, if as a result of any Net Profits allocated to the Public Corp., after giving effect to all cumulative Net Losses allocated to the Public Corp. available to the Public Corp. to offset any such Net Profits, the Public Corp. is obligated to pay any federal, state or local income taxes, then the Company shall distribute Distributable Cash as follows:

                         (i) Within ten (10) days following the manager's receipt of written notice from the Public Corp. stating that it requires funds to pay federal, state or local income taxes (taking into account any required estimated payments), the Manager shall determine the amount of funds which the Public Corp. requires to pay such taxes, after giving effect to the amount of cumulative Net Losses then available to the Public Corp. (the "Tax Amount"); and


                         (ii) The Company shall distribute to each Member an amount equal to: (x) the Percentage Interest of such Member multiplied by a collective amount (the "Collective Amount") equal to (y) the Tax Amount divided by (z) the Percentage Interest of the Public Corp. (expressed as a decimal). In the event that the Collective Amount distributable to all Members pursuant to the preceding sentence exceeds the amount of Distributable Cash, the amount otherwise distributable to each Member shall be multiplied by a fraction, the numerator of which shall be the Distributable Cash and the denominator of which shall be the Collective Amount. The distribution under this provision shall be made prior to each such required due date.

         Section 5.7 RETURN OF CONTRIBUTION. Except as required by the LLCL, no Member shall be personally liable for the return of any capital contribution, or any portion thereof, or the return of any additions to the Capital Accounts of the other Members, or any portion thereof, it being agreed that any return of capital as may be made at any time, or from time to time, shall be made solely from the assets of the Company, and only in accordance with the terms hereof.


ARTICLE VI.       ACCOUNTING; TAX MATTERS

         Section 6.1 BOOKS; FISCAL YEAR. The Company shall maintain complete and accurate books of account of the Company's affairs at the Company's principal place of business. Such books shall be kept in accordance with U.S. GAAP. The Company's accounting period for tax purposes shall be the Tax Year. The Company's accounting year for all other purposes shall be the Fiscal Year, however, the Company shall also report its results for the twelve (12) month period ended as of June 30 of each year to BAG in German GAAP.

         Section 6.2 REPORTS. The Company shall close the books of account after the close of each month in each Fiscal Year. The Company shall prepare and distribute to each Member a monthly statement of such Member's distributive share of income and expense for income tax reporting purposes, as well as a report on sales, income, expenses and other reports as are normally prepared for USO, BN Holding and the Public Corp. and in sufficient detail to permit each of USO, BN Holding and the Public Corp. to report its respective share of income, expense and such other GAAP items as each of USO, BN Holding and the Public Corp. may reasonably request. Such information shall be made available to each Member no later than fourteen (14) days after the end of each month (provided that the Company shall have twenty-one (21) days until June 30, 1999 and eighteen (18) days until December 31, 1999, respectively, after each month end) and no later than August 15 of each Fiscal Year in respect of such Fiscal Year. After the end of each Fiscal Year, the Company shall send to each Member a report indicating such information with respect to the Member as is necessary for purposes of reporting such amounts for federal, state and local income tax purposes.

         Section 6.3 COMPANY INFORMATION. Upon reasonable request, the Company shall supply to any Member information regarding the Company, its sales, receipts, payments, all accounting information and records as well as all activities of the Company. Each Member and its representatives shall have free access during normal business hours to discuss the operations and business of the Company with employees or agents of the Company, and to inspect, audit or make copies of all books, records and other information relative to the operations and business of the Company at their own expense; provided, however, that each Member shall preserve the confidentiality of such information. The Chairman or the Chief Executive Officer of the Company shall provide all information requested by a Member.

         Section 6.4 RECORDS. The Company shall keep or cause to be kept appropriate books and records in accordance with the LLCL with respect to the Company's business, which books and records shall at all times be kept at the principal office of the Company. Without limiting the foregoing, the Company shall keep at its principal office the following:

                  (a) a current list of the full name and the last known street address of each Member;

                  (b) a copy of the Certificate of Formation and this Agreement and all amendments thereto;

                  (c) copies of the Company's federal, state and local income tax returns and reports, if any, for the three most recent Tax Years;

                  (d) copies of any financial statements, if any, of the Company for the six most recent Fiscal Years; and

                  (e) such other documents with respect to the Company's business as may reasonably be required from time to time by the Manager.

         Section 6.5 TAX CHARACTERIZATION. It is intended that the Company be characterized and treated as a partnership for, and solely for, U.S. federal, state and local income tax purposes. For such purpose, (i) the Company shall be subject to all the provisions of Subchapter K of Chapter 1 of Subtitle A of the Code, and (ii) all references to a "Partner," to "Partners" and to the "Partnership" in the provisions of the Code and Treasury Regulations cited in this Agreement shall be deemed to refer to a Member, Members and the Company, respectively.

         Section 6.6 TAX RETURNS. The Members shall provide each other with copies of all correspondence or summaries of other communication with any taxing authority regarding any aspect of items of Company income, gain, loss or deduction and no Member shall enter into settlement negotiations with respect to the tax treatment of any Company item of income, gain, loss or deduction without first giving reasonable advance notice of such intended action to the other Members.

         Section 6.7 TAX MATTERS PARTNER. Pursuant to Code Section 6231(a)(7)(A), the Public Corp. shall be the "Tax Matters Partner" of the Company for all purposes of the Code and any corresponding state or local statute. Each Member consents to such designation and agrees to take such further action as may be required, by regulation or otherwise, or as may be requested by any Member, to effectuate such designation. The Tax Matters Partner shall cooperate with the other Members and shall promptly provide the other Members with copies of notices or other materials from, and inform the other Members of discussions engaged in with, any taxing authority and shall provide the other Members with notice of all scheduled administrative proceedings, including meetings with agents, technical advice conferences and appellate hearings, as soon as possible after receiving notice of the scheduling of such proceedings. The Tax Matters Partner will schedule such proceedings only after consulting the other Members with a view to accommodating the reasonable convenience of both the Tax Matters Partner and the other Members. The Tax Matters Partner shall not agree to extend the period of limitations for assessments; file a petition or complaint in any court; file a request for an administrative adjustment of partnership items after any return has been filed; or enter into any settlement agreement with respect to Company items of income, gain, loss or deduction except at the direction of the Members. The Tax Matters Partner may request extensions to file any tax return or statement without the written consent of, but shall so inform, the other Members. The provisions of this Agreement regarding the Company's tax returns shall survive the termination of the Company and the transfer of any Member's interest in the Company and shall remain in effect for the period of time necessary to resolve any and all matters regarding the taxation of the Company and items of Company income, gain, loss and deduction.

         Section 6.8     TAX ELECTIONS.

                  (a) The Manager shall determine whether to make any available tax election.

                  (b) Effective for its Tax Year ended June 30, 1999, the Company shall file with its tax return a written statement (the "Section 754 Election"), signed by the Manager, setting forth (i) the name and address of the Company, (ii) a declaration that the Company elects under ss. 754 to apply the provisions of Section 734(b) and Section 743(b) and (iii) such other information as may be required under Treas. Reg. Section 1.754-1. The Company shall allocate such special basis adjustments under Section 734(b) and Section 743(b) pursuant to Section 755.

                  (c) The Company shall pay all costs incurred by the Company in connection with such special basis adjustments arising from such permitted ownership Transfers or distributions, including reasonable attorneys' and accountants' fees. In addition, both the transferor and the transferees of a permitted ownership interest Transfer (or the transferee of any Company distribution) shall (within sixty (60) days of such permitted Transfer or distribution), provide the Company with complete and accurate information regarding such Transfer (or distribution) to enable the Company to make special basis adjustments and other computations in connection therewith.

         Section 6.9 WITHHOLDING. Each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any amount of federal, state, local or foreign taxes that the Manager determines that the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement, including any taxes required to be withheld by the Company pursuant to Sections 1441, 1442, 1445 or 1446 of the Code. Any amount paid on behalf of or with respect to a Member shall constitute a loan by the Company to such Member, which loan shall be repaid by such Member within fifteen (15) days after notice from the Manager that such payment must be made unless (a) the Company withholds such payment from a distribution which would otherwise be made to such Member or (b) the Manager determines, in its sole discretion, that such payment may be satisfied out of the available funds of the Company which would, but for such payment, be distributed to such Member. Any amounts withheld pursuant to the foregoing clauses (a) and (b) of this
Section 6.9 shall be treated as having been distributed to such Member.


ARTICLE VII.      TRANSFERS/EXCLUSIVITY/NONCOMPETITION

         Section 7.1 PROHIBITED TRANSFERS. Except as expressly permitted in this Agreement, no Restricted Member or any of their respective Affiliates, including any direct or indirect beneficial owner or ultimate parent of any such entity (including BN and BAG), shall, directly or indirectly, Transfer any of the right, title or interest in (i) any Membership Units or (ii) any of their Affiliates which beneficially own, either directly or indirectly, any Membership Units.

         Section 7.2 PERMITTED TRANSFERS. Notwithstanding anything in this Agreement to the contrary:

                  (a) Each Restricted Member may Transfer all (but not less than all) of the Membership Units owned by it and its rights under this Agreement under any of the following circumstances:

                         (i) Each Restricted Member may Transfer all (but not
less than all) of the Membership Units owned by it together with its rights under this Agreement to any transferee which is an Affiliate of the transferring Member provided that no Restricted Transferee owns an interest in such transferee.

                         (ii) Each Restricted Member (or any permitted
transferee under clause (a) above) may Transfer all (but not less than all) of the Membership Units owned by it together with its rights under this Agreement if such Transfer is part of the Transfer (i) by BAG and its Affiliates of all (or substantially all) of the publishing business in the United States, operated by BAG and its Affiliates, or (ii) by BN and its Affiliates, of all (or substantially all) of its retail book store business.

                         (iii) In the event of any such Transfer, a transferee
(or subsequent transferee) shall be entitled to the rights and privileges set forth in this Agreement and shall be bound and obligated by the provisions of this Agreement. As a condition to such Transfer permitted pursuant to this
Section 7.2(a), each transferee shall, prior to such transfer, agree in writing to be bound by all of the provisions of this Agreement and no such transferee shall be permitted to make any Transfer which the original transferor was not permitted to make. In connection with any Transfer pursuant to this Section 7.2(a), the transferee shall execute and deliver to the non-transferring Members and the Company such documents as may reasonably be requested by the non-transferring Members or the Company to evidence the same.

                  (b) Each Restricted Member may Transfer some or all of the Membership Units owned by it to the other Restricted Member.

                  (c) Any Restricted Member may Transfer some or all of the Membership Units owned by it to the Public Corp. in exchange for Class A Common Stock in accordance with the Certificate of Incorporation.

         Section 7.3     RIGHTS OF FIRST REFUSAL.

                  (a) Except with respect to Transfers permitted pursuant to Sections 7.2, if, on or after October 31, 1999, a Restricted Member desires to Transfer any of its Membership Units to any other Person (other than a Restricted Transferee) in a bona fide transaction solely for cash consideration, such Member (the "Offeror") shall be entitled to do so provided that such Offeror first offers to sell such Membership Units to the other Restricted Member (the "Offeree") at the same price and the same terms and conditions as the Offeror would receive from such other Person. If the Offeror shall Transfer Membership Units which are equal to more than ten percent (10%) of the then aggregate outstanding Membership Units, the member of the Special Committee elected by the BN Directors (if BN Holding or its Affiliate is the Offeror) or by the USO Directors (if USO or its Affiliate is the Offeror) shall be deemed to have resigned effective immediately upon such Transfer. The Offeror shall submit to the Company and the Offeree a written notice (the "Offer Notice") stating in reasonable detail such price and such terms and conditions and identifying the Person and all Persons who beneficially own more than five percent (5%) of such Person, proposing to purchase the Membership Units. The Offeree shall have a period of thirty (30) days after the receipt of the Offer Notice in which to accept or reject such offer. If the Offeree elects to accept such offer, which acceptance must be for all and not part of the Membership Units offered for sale, it shall so indicate within such thirty (30) day period by notice to the Offeror. The notice required to be given by the Offeree shall specify a date for the closing of the purchase which, subject to the expiration or early termination of any waiting period required by any Governmental Body and the receipt of any required approvals of any Governmental Body, shall not be more than thirty (30) days after the date of the giving of such notice.

                  (b) If the Offeree does not exercise its right to purchase all of the Membership Units offered for sale pursuant to the provisions of this
Section 7.3, the Offeror of such Membership Units shall have the right to sell all (but not less than all) of such offered Membership Units to the Person identified in the Offer Notice, subject to the provisions of this Agreement on the same terms and conditions including the Membership Unit price as specified in the Offer Notice, free from the restrictions of Section 7.1 of this Agreement (for purposes of such specific transaction, but not for purposes of any subsequent transaction) in a bona fide transaction, for a period of ninety
(90) days from the date that the Offer expires hereunder, provided that any such purchaser shall, prior to such transfer, agree in writing to be bound by all of the provisions of this Agreement. At the end of such ninety (90) day period, the Offeror shall notify the Company and the other Member in writing whether its Membership Units have been sold in a bona fide transaction during such period. To the extent not sold during such ninety (90) day period, all of such Membership Units shall again become subject to all of the restrictions and provisions hereof.

                  (c) The purchase price per unit for the Membership Units shall be the price per unit offered to be paid by the prospective transferee described in the Offer Notice, which price shall be paid in cash.

                  (d) The closing of the purchase shall take place at the office of the Company or such other location as shall be mutually agreeable and the purchase price shall be paid at the closing by wire transfer of immediately available funds. At the closing, the Offeror shall deliver to the Offeree the certificates evidencing the Membership Units to be conveyed, duly endorsed and in negotiable form as well as the items listed in Section 7.4.

         Section 7.4 CLOSING DELIVERIES. The Offeror at a closing under this
ARTICLE VII shall deliver to the Purchaser the following:

                  (a) A duly executed "Deed of Transfer of Membership Units" and the certificates representing such Membership Units, duly endorsed for transfer, conveying to the Offeree the Membership Units being purchased by the Offeree, free and clear of any Encumbrances, except those in this Agreement which are expressly assumed.

                  (b) A statement from the Offeror that: (i) except as set forth therein, the Offeror has no claim as against the Company for unpaid dividends, compensation, bonuses, profit-sharing or rights or other claims of whatsoever kind, nature or description and that all amounts due and payable by the Company to the Offeror have been paid; and (ii) it shall guarantee the performance of the Offeror's obligations under this Agreement.

         Section 7.5 EXCLUSIVITY. The Members agree that the following provisions shall be applicable during such time as BN and BAG (directly or indirectly through its respective Affiliates) own Membership Units:

                  (a) The Company shall be the exclusive vehicle for each of BN and BAG (and their respective Affiliates) to engage in the Business with respect to English Language Books in English-Speaking Countries (as defined below), except that BAG (and its Affiliates) may engage in the sale of English Language Books through BOL.UK, BOL.Australia and BOL.New Zealand in accordance with the provisions set forth in Section 2.3(e). For purposes of this Agreement, "English-Speaking Countries" shall mean the U.S., Canada, the U.K., Australia and New Zealand.

                  (b) BN (and its Affiliates) shall not engage in the: (i) sale of Foreign Language Books through Websites except through links to Websites operated by BAG and its Affiliates; or (ii) establishment or operation of Book Clubs through Websites.

                  (c) Notwithstanding any provision of this Agreement to the contrary:

                         (i) Either BN or BAG (or its respective Affiliates)
may engage in any activity described in clauses (1), (2), (4) (provided that Websites may only be used for e-mail purposes in connection with operations described in clause (4)) or (5) of the definition of Business;

                         (ii) BAG (or its Affiliates) may engage in any
activity described in clause (3) of the definition of Business;

                         (iii) BAG (or its Affiliates) may engage in the sale
to consumers through Websites of English Language Books, which are published by BAG, or its Affiliates, at such times as unrelated third party publishers (which are regarded as major publishers by industry sources) are engaged in such sales activity;

                         (iv) BN (or its Affiliates) may engage in the sale to
consumers through Websites of English Language Books which are published by BN (or its Affiliates), at such times as unrelated third party publishers (which are regarded as major publishers by industry sources) are engaged in such sales activity;

                         (v) Either BAG or BN (or its respective Affiliates)
may engage in the distribution of videos, music, software or magazines independent of the Company;

                         (vi) BAG (or its Affiliates) or BN (or its Affiliates)
may engage in the following activities relating to sale, distribution or delivery of electronic or digitized material:

                                1) the actual act of transforming copyrighted
material into electronic or digitized form;

                                2) the services involved in providing
clearinghouse functions; and

                                3) the offering of such electronic or digitized
materials to wholesalers, retailers, distributors or consumers, whether through Websites or otherwise, including (but with respect to BAG and its Affiliates only) through Book Clubs, but only to the extent that the offering party is the publisher of such material;

                         (vii) With respect to countries that are not
English-Speaking Countries, BAG (and its Affiliates) may sell English language books without restriction, subject only to the provisions set forth in Section 2.3(e); and

                         (viii) Each of the Members acknowledges and agrees
that good faith de minimus sales that would otherwise constitute a violation of this Section 7.5 shall not be considered to be such a violation.

         Section 7.6     EXCEPTIONS TO EXCLUSIVITY.

         Notwithstanding anything in this Agreement to the contrary, the following shall be exempt from the restrictions set forth in Section 7.5:

                  (a) Any Person in which either BAG, BN, or any of their respective Affiliates owns:

                         (i) ten percent (10%) or less, in case the primary
activity of such Person is the Business. For purposes of the preceding sentence, the primary activity of a Person shall be deemed to be the Business only if it derives twenty-five percent (25%) or more of its net revenues from the conduct of Business for the fiscal year of such Person preceding the acquisition;

                         (ii) twenty percent (20%) or less, in the case of any
Person the primary activity of which involves or is focused on sectors outside of the Business and where the contribution from the Business, in net revenues, is less than twenty-five percent (25%) (on a consolidated basis) but more than ten percent (10%) (on a consolidated basis) for the fiscal year of such Person preceding the acquisition;

                         (iii) any percentage of another Person, without
limitation, if the net revenues of such Person from the conduct of Business (on a consolidated basis) is less than ten percent (10%) of its total net revenues for the fiscal year of such Person preceding the acquisition; or

                         (iv) any acquisition of another Person where such
Person is directly engaged in the Business (directly or through one or more units) to an extent greater than that permitted by the above provisions of this Agreement provided that, within a period of twelve (12) months after the date of the acquisition, the acquiring party either: (a) makes an orderly divestiture of such portions of the acquired business which are conducted by the acquired Person or its Affiliates to a third party; or (b) the acquiring party offers and sells such identifiable unit which is engaged in the Business to the Company. In case an offer is made to the Company under the preceding sentence, the purchase price shall be determined by the offering party subject to acceptance, on behalf of the Company, by Managers who are not appointed by the offering party.

                         (v) For purposes of this Section, the ownership
interest of each of BN and BAG, respectively, shall be aggregated with the ownership interest of any Person in which it directly or indirectly through a chain of other Persons owns an interest of fifty percent (50%) or more.

         Section 7.7     NONCOMPETITION AFTER SALE OF MEMBERSHIP UNITS.

         The restrictions set forth in Section 7.5 , and the provisions of Sections 2.3(c), (d), and (e), shall apply to a Restricted Member at all times during which:

                  (a)    such Member owns Membership Units; and

                  (b) for two (2) years after the date on which such Member ceases to own at least ten percent (10%) of the total Membership Units outstanding.


ARTICLE VIII.     LIMITED LIABILITY; INDEMNIFICATION

         Section 8.1 LIMITED LIABILITY. Except as otherwise provided under the LLCL, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and neither any Member nor the Manager shall be obligated or liable for any such debt, obligation or liability of the Company. Except as otherwise provided by the laws of the State of Delaware, the debts, obligations and liabilities of any Member, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liability of such Member and neither any Member, the Manager (in its capacity as such) nor the Company shall be obligated or liable for any such debt, obligation or liability of such Member.

         Section 8.2     INDEMNIFICATION.

                  (a) The Company shall indemnify, defend and hold harmless any Member, the Manager or other Person (and any of their respective officers, directors, managers, employees and agents), who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he, she or it is or was a Member, the Manager, or an officer, director, manager, employee or agent of the Company, the Manager or any Member, or is or was serving at the request of the Company as a director, officer, manager, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, from and against expenses (including attorneys' fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Person in connection with such claim, action, suit or proceeding if such Person acted in good faith and in a manner such Person reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal sanction or proceeding, had no reasonable cause to believe that his, her or its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person did not act in good faith and in a manner which he, she or it reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his, her or its conduct was unlawful.

                  (b) Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of any Member, the Manager, or any officer, director, manager, employee or agent of the Company, the Manager or any Member to repay such amount if it shall be ultimately determined by a court of competent jurisdiction from which no further appeal may be taken or the time for appeal has lapsed that such Person is not entitled to be indemnified by the Company pursuant to the terms and conditions of this Section 8.2.

                  (c) The Company shall maintain insurance on behalf of any Person who is or was a Member, the Manager, or an officer, director, employee or agent of the Company, the Manager or any Member, or is or was serving at the request of the Company as an officer, director, manager, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against and incurred by such Person in any such capacity, or arising out of such Person's status as such, whether or not the Company would have the power to indemnify such Person against such liability under this Section 8.2.

                  (d) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 8.2 shall continue as to a Person who has ceased to be a Member, the Manager, or any officer, director, manager, employee or agent of the Company, the Manager or any Member, and shall inure to the benefit of the heirs, executors, administrators and other legal successors of such Person.

                  (e) The indemnification provided by this Section 8.2 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement, determination of Members or otherwise.

                  (f) Any indemnification hereunder shall be satisfied only out of the assets of the Company (including insurance and any agreements pursuant to which the Company and indemnified Persons are entitled to indemnification), and the Members shall not, in such capacity, be subject to personal liability by reason of these indemnification provisions.

                  (g) No Person shall be denied indemnification in whole or in part under this Section 8.2 because such Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.


ARTICLE IX.       DISSOLUTION; LIQUIDATION

         Section 9.1 DISSOLUTION. The Company shall be dissolved and its affairs wound up, upon the first to occur of any of the following events (each of which shall constitute a "Dissolution Event"):

                  (a) The expiration of the term set forth in Section 2.5 hereof unless the Company is continued with the consent of all Members;

                  (b)    The written consent of all Members;

                  (c) The entry of a decree of judicial dissolution with respect to the Company;

                  (d) Any event which makes it unlawful for the business of the Company to be carried on by the Members;

                  (e) Any other event not inconsistent with any provision hereof causing a dissolution of a limited liability company under the LLCL; or

                  (f) The Bankruptcy of any Member; provided, however, that upon any such event, the Company shall be deemed dissolved, but such dissolution shall not cause the termination of the Company, it being understood and agreed that, upon any such dissolution, the remaining Members may elect to continue to carry on the Company business pursuant to, and subject to, all of the terms and provisions of this Agreement.

         Section 9.2 WITHDRAWAL OF MEMBERS. No Member shall have the right to voluntarily withdraw as a Member of the Company other than following the sale of all Membership Units owned by such Member, which sale shall be in accordance with ARTICLE VII. Prior to October 31, 2008, no Member shall seek a decree of judicial dissolution with respect to the Company.

         Section 9.3     DISTRIBUTION UPON DISSOLUTION.

                  (a) Upon dissolution, the Company shall not be terminated and shall continue until the winding up of the affairs of the Company is completed and a certificate of cancellation has been issued by the Secretary of State of Delaware. Upon the winding up of the Company, the Manager, or any other Person designated by the Manager (the "Liquidation Agent"), shall take full account of the assets and liabilities of the Company and shall, unless the Members agree otherwise, liquidate the assets of the Company as promptly as is consistent with obtaining the fair value thereof. The proceeds of any liquidation shall be applied and distributed in the following order:

                         (i) First, to the payment of debts and liabilities of
the Company (including payment of all indebtedness to Members and/or their Affiliates) and the expenses of liquidation;

                         (ii) Second, to the establishment of any reserve which
the Liquidation Agent shall deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company ("Contingencies"). Such reserve may be paid over by the Liquidation Agent to any attorney-at-law, or acceptable party, as escrow agent, to be held for disbursement in payment of any Contingencies and, at the expiration of such period as shall be deemed advisable by the Liquidation Agent for distribution of the balance in the manner hereinafter provided in this Section 9.3; and

                         (iii) Any balance, in accordance with the Percentage
Interest of each Member.

                  (b) It is the intent of the Members that the allocations provided in Section 5.4 hereof result in the distributions required pursuant to
Section 9.3 being in accordance with positive capital accounts as provided for in the Treasury Regulations under Section 704(b) of the Code. However, if after giving hypothetical effect to the allocations required by Section 5.4, the capital accounts of the Members are in such ratios or balances that distributions pursuant to Section 9.3 would not be in accordance with the positive capital accounts of the Members as required by Treasury Regulations under Section 704(b) of the Code, such failure shall not affect or alter the distributions required by Section 9.3. Rather, the Members will have the authority to make other allocations of Net Profits or Net Losses, or items of income, gain, loss or deduction among the Members which, to the extent possible, will result in the capital accounts of each Member having a balance prior to the distribution equal to the amount of the distributions to be received by each Member pursuant to Section 9.3.

         Section 9.4 TIME FOR LIQUIDATION. A reasonable amount of time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Liquidation Agent to minimize the losses attendant upon such liquidation.

         Section 9.5 WINDING UP AND FILING ARTICLES OF CANCELLATION. Upon the commencement of the winding up of the Company, articles of cancellation shall be delivered by the Company to the Secretary of State of Delaware for filing. The articles of cancellation shall set forth the information required by the LLCL. The winding up of the Company shall be completed when all debts, liabilities, and obligations of the Company have been paid and discharged or reasonably adequate provision therefor has been made and all the remaining assets of the Company have been distributed to the Members.


ARTICLE X.        MEMBERSHIP UNITS; CERTIFICATES

         Section 10.1 CERTIFICATES. Membership Units shall be represented by a certificate or certificates, setting forth upon the face thereof that the Company is a limited liability company formed under the laws of the State of Delaware, the name of the Member to which it is issued and the number of Membership Units which such certificate represents. Such certificates shall be entered in the books of the Company as they are issued, and shall be signed by the Chairman or the Chief Executive Officer of the Company and may be sealed with the Company's seal or a facsimile thereof. Upon any Transfer permitted under this Agreement, the transferring Member shall surrender to the Company and the Company shall issue to the transferring Member certificates representing the remaining Membership Units held by such transferring Member after taking into account such Transfer. All certificates representing Membership Units (unless registered under the Securities Act of 1933, as amended (the "Securities Act")), shall bear the following legend:

              THE MEMBERSHIP UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE, AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, ENCUMBERED, TRANSFERRED, GRANTED AN OPTION WITH RESPECT TO OR OTHERWISE DISPOSED OF, (I) UNLESS AND UNTIL THEY HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OR SUCH SALE, ASSIGNMENT, PLEDGE, ENCUMBRANCE, TRANSFER, OPTION GRANT OR OTHER DISPOSITION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND (II) EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY, A COPY OF WHICH IS AVAILABLE FOR INSPECTION AT THE OFFICES OF THE COMPANY.

         Section 10.2 LOST OR DESTROYED CERTIFICATES. The Company may issue a new certificate for Membership Units in place of any certificate or certificates theretofore issued by it, alleged to have been lost or destroyed, upon the making of an affidavit of that fact, and providing an indemnity in form and substance reasonably satisfactory to the Manager, by the Person claiming the certificate to be lost or destroyed.

         Section 10.3 TRANSFER OF MEMBERSHIP UNITS. Except for Transfers duly made in accordance with ARTICLE VII, no Transfer of Membership Units shall be valid as against the Company except upon surrender to and cancellation of the certificate therefor, accompanied by an assignment or transfer by the Member, subject to any restrictions on Transfer contained in this Agreement.

         Section 10.4 SPLITS AND RECLASSIFICATIONS. The Company shall not in any manner subdivide (by any unit split, unit distribution, reclassification, recapitalization or otherwise) or combine (by reverse unit split, reclassification, recapitalization or otherwise) the outstanding Membership Units unless an identical event is occurring with respect to the Class A Common Stock, in which event the Membership Units shall be combined or subdivided concurrently with and in the same manner as the Class A Common Stock.

         Section 10.5     INCENTIVE PLANS; REGISTERED AND PRIVATE OFFERINGS.

                  (a) At any time the Public Corp. issues a share of Class A Common Stock pursuant to an Incentive Plan (whether pursuant to the exercise of a stock option or the grant of a restricted share award or otherwise), the following shall occur: (i) the Public Corp. shall be deemed to contribute to the capital of the Company an amount of cash equal to the current per share market price of a share of Class A Common Stock on the date such share is issued (or, if earlier, the date the related option is exercised); (ii) the Company shall be deemed to purchase from Public Corp. a share of Class A Common Stock for an amount of cash equal to the amount of cash deemed contributed by the Public Corp. to the Company in clause (i) above (and such share is deemed delivered to its owner under the Incentive Plan); (iii) the net proceeds (including the amount of any payments made on a loan with respect to a stock purchase award) received by the Public Corp. with respect to such share, if any, shall be concurrently transferred to the Company (and such net proceeds so transferred shall not constitute a capital contribution); and (iv) the Company shall issue to the Public Corp. one (1) Membership Unit registered in the name of the Public Corp. The Company shall retain any net proceeds that are paid directly to the Company.

                  (b) At any time the Public Corp. issues a share of Class A Common Stock pursuant to a primary public offering registered under the Securities Act of 1933, as amended, or in a private placement, the net proceeds received by the Public Corp. with respect to such share, if any, shall be concurrently transferred to the Company and the Company shall issue to the Public Corp. one (1) Membership Unit registered in the name of the Public Corp.

         Section 10.6 REGULATIONS. The Manager may make such additional rules and regulations, not inconsistent with this Agreement, as it may deem expedient with respect to the issue, transfer and recordation of certificates for the Membership Units.

         Section 10.7 REGISTERED MEMBERS. The Company shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of the Membership Units to receive distributions and to vote as owner of Membership Units and shall not be bound to recognize any equitable or other claim to or interest in such Membership Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the LLCL.

ARTICLE XI.       MISCELLANEOUS

         Section 11.1 SEVERABILITY. The terms, conditions, and provisions of this Agree ment are fully severable, and the decision or judgment of any court of competent jurisdiction rendering void or unenforceable any one or more of such terms, conditions or provisions shall not render void or unenforceable any of the other terms, conditions or provisions hereof and such void or unenforceable term shall be replaced with a valid and enforceable term which would to the greatest degree possible reflect the original intentions of the parties hereunder.

         Section 11.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be given and delivered by messenger, transmitted by telecopy or telegram (in either case followed by reputable overnight courier sent the same day), by reputable overnight courier or mailed by certified mail, postage prepaid, return receipt requested, to the parties at the following addresses (or such other address as shall be specified by such party by like notice), and shall be deemed given on the date on which so delivered by messenger or reputable overnight courier, on the next business day following the date on which so transmitted by telecopy, tele gram or on the third business day following the date on which mailed by certified mail:

         If to the Company or the Public Corp., to:

                  barnesandnoble.com llc
                  76 Ninth Avenue
                  11th Floor
                  New York, New York 10011
                  Attention:  Chief Executive Officer
                  Fax:   (212) 414-6652

         If to BN or BN Holding, to:

                  Barnes & Noble, Inc.
                  122 Fifth Avenue
                  New York, New York 10011
                  Attention:  Mr. Leonard Riggio
                  Fax:  (212) 675-0413

         with a copy to:

                  Robinson Silverman Pearce
                    Aronsohn & Berman LLP
                  1290 Avenue of the Americas
                  New York, New York 10104
                  Attention:  Michael N. Rosen, Esq.
                  Fax:  (212) 541-1400

         If to USO, to:

                  BOL.US Online, Inc.
                  1540 Broadway
                  New York, New York  10036
                  Attention:  Robert J. Sorrentino
                  Fax:    (212) 782-1010/1103        If to BAG, to:

                  Bertelsmann AG
                  Carl-Bertelsmann-Strasse 270
                  33311 Gutersloh, Germany
                  Attention:  Dr. Klaus Eierhoff
                  Fax:  (011) 49 5241 809 555

         with a copy for each of USO and BAG to:

                  Walter, Conston, Alexander & Green, P.C.
                  90 Park Avenue
                  New York, New York 10016
                  Attention:  Aydin S. Caginalp, Esq.
                  Fax:    (212) 210-9444

         Section 11.3 CAPTIONS. The captions at the heading of each Article or Section of this Agreement are for convenience of reference only, and are not to be deemed a part of the Agreement itself.

         Section 11.4 ENTIRE AGREEMENT. This Agreement, including the Schedules hereto and the other agreements and documents referenced herein or contemplated hereby, constitutes the entire agreement and understanding of the parties hereto with respect to the matters herein set forth, and all prior negotiations and understandings relating to the subject matter of this Agreement are merged herein and are superseded and canceled by this Agreement.

         Section 11.5 COUNTERPARTS. This Agreement may be executed and delivered in one or more counterparts, each of which shall be deemed an original, and all of which shall be deemed to constitute one and the same agreement.

         Section 11.6 AMENDMENTS; WAIVER. Amendments to this Agreement may be made from time to time, provided, however, that (a) no amendment, modification or waiver of this Agreement or any provision hereof shall be valid or effective unless in writing and signed by each and every Member, and (b) no amendment, modification or waiver of Section 10.4 shall be valid or effective unless approved by a majority of the holders of Class A Common Stock, voting separately as a class. No consent to, or waiver, discharge or release (each, a "Waiver") of, any provision of or breach under this Agreement shall be valid or effective unless in writing and signed by the party giving such Waiver, and no specific Waiver shall constitute a Waiver with respect to any other provision or breach, whether or not of similar nature. Failure on the part of any party hereto to insist in any instance upon strict, complete and timely performance by another party hereto of any provision of or obligation under this Agreement shall not constitute a Waiver by such party of any of its rights under this Agreement or otherwise.

         Section 11.7 FURTHER ASSURANCES. Each party shall perform all other acts and execute and deliver all other documents as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

         Section 11.8 GOVERNING LAW. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Delaware without giving effect to its rules on conflicts of laws.

         Section 11.9 THIRD PARTY BENEFICIARY. Except as provided in Section
11.6 with respect to certain approval rights of holders of Class A Common Stock, nothing set forth in the Agreement shall be construed to confer any benefit to any third party who is not a party to this Agreement.

         Section 11.10 ASSIGNMENT. This Agreement is personal to the parties hereto and neither party may (except as set forth in ARTICLE VII) assign or Transfer the rights accruing hereunder nor may performance of any duties by either party hereunder be delegated or assumed by any other Person or legal entity without the prior written consent of the other parties hereto.

         Section 11.11 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of each party hereto; provided, that no party hereto may Transfer (or cause or permit to be created or existing any lien on) or assign any of such party's Membership Units (or any portion thereof or any beneficial interest therein) or this Agreement or such party's rights, interests or obligations hereunder, except in accordance with the terms of this Agreement.

         Section 11.12 RELATIONSHIP. This Agreement does not constitute any Member, Manager, or any employee or agent of the Company as the agent or legal manager of any Member for any purpose whatsoever and no Member, Manager, or any employee or agent of the Company is granted hereby any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of any Member or to bind any Member in any manner or thing whatsoever.

         Section 11.13 CONSENT TO JURISDICTION. The exclusive jurisdiction and venue for any disputes arising out of or in connection with this Agreement will be any state or federal court located in New York County, New York, and each party hereby consents to personal jurisdiction in such court and consents to service of process by means of certified or registered mail, return receipt requested.

         Section 11.14 EQUITABLE REMEDIES. Each party acknowledges that no adequate remedy of law would be available for a breach of ARTICLES VII and VIII of this Agreement, and that a breach of any of such Sections or Articles of this Agreement by one party would irreparably injure the other and accordingly agrees that in the event of a breach of any of such Sections or Articles of this Agreement, the respective rights and obligations of the parties hereunder shall be enforceable by specific performance, injunction or other equitable remedy (without bond or security being required), and each party waives the defense in any action and/or proceeding brought to enforce this Agreement that there exists an adequate remedy or that the other party is not irreparably injured. Nothing in this Section 11.14 is intended to exclude the possibility of equitable remedies with respect to breaches of other Sections or Articles of this Agreement.

         Section 11.15 FEES AND EXPENSES. Except as specifically set forth herein, each party shall be responsible for any legal and other fees and expenses incurred by such party in connection with the negotiation and preparation of this Agreement and the transactions contemplated hereby.

         Section 11.16 OBLIGATIONS OF BN AND BAG. By their signatures below, BN agrees to be liable for any failure by BN Holding to perform any of its obligations under this Agreement and any other agreements executed in connection herewith to which it is a party, and

BAG agrees to be liable for any failure by USO to perform any of its obligations under this Agreement and any other agreements executed in connection herewith to which it is a party.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                  Bertelsmann AG


                                  By:_______________________
                                     Name:
                                     Title:

                                  BOL.US Online, Inc.


                                  By:_______________________
                                     Name:
                                     Title:

                                  Barnes & Noble, Inc.


                                  By:________________________
                                     Name:
                                     Title:

                                  B&N.com Holding Corp.


                                  By:_______________________
                                     Name:
                                     Title:

                                  barnesandnoble.com inc.


                                  By:_______________________
                                     Name:
                                     Title:

                                                                   SCHEDULE I


                  MEMBERS; MEMBERSHIP UNITS; CAPITAL ACCOUNTS


Member                          Membership Units                            Capital Account
------                          ----------------                            ---------------


barnesandnoble.com inc.         ___________                                 $
                                Membership Units


B&N.com Holding Corp.           ____________                                $
                                Membership Units


BOL.US Online, Inc.             ___________                                 $
                                Membership Units
